Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of SouFun Holdings Limited for the registration of its Class A ordinary shares and to the incorporation by reference therein of our reports dated April 28, 2015, with respect to the consolidated financial statements of SouFun Holdings Limited, and the effectiveness of internal control over financial reporting of SouFun Holdings Limited, included in its Annual Report (Form 20-F) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Shenzhen, the People’s Republic of China

December 18, 2015